AMENDED AND RESTATED credit agreement

between

ON MARINE SERVICES COMPANY

(f/k/a Oglebay Norton Company) and

OGLEBAY NORTON MARINE SERVICES COMPANY, L.L.C.,

as Borrowers,

and

NATIONAL CITY BANK

July 1, 2005

1. CROSS-REFERENCE 1

2. SUBJECT LOAN 2

2.01 SUBJECT NOTE 2

2.02 OPTIONAL PREPAYMENTS 2

2.03 INTEREST PERIOD DETERMINATION 2

2.04 INTEREST 3

2.05 INCREASED COSTS, ILLEGALITY, ETC. 4

2.06 BREAKAGE COMPENSATION 5

3A. INFORMATION 6

3A.01 FINANCIAL STATEMENTS 6

3A.02 NOTICE 7

3B. GENERAL FINANCIAL STANDARDS 8

3C. AFFIRMATIVE COVENANTS 9

3C.01 TAXES 9

3C.02 FINANCIAL RECORDS 9

3C.03 VISITATION 10

3C.04 INSURANCE 10

3C.05 CORPORATE EXISTENCE 10

3C.06 COMPLIANCE WITH LAW 10

3C.07 PROPERTIES 11

3C.08 SWAP AGREEMENTS 11

3D. NEGATIVE COVENANTS 11

3D.01 EQUITY TRANSACTIONS 11

3D.02 CREDIT EXTENSIONS 13

3D.03 BORROWINGS 14

3D.04 LIENS, LEASES 14

3D.05 [RESERVED] 16

4A. CLOSING 16

4A.01 SUBJECT NOTE 16

4A.02 RESOLUTIONS/INCUMBENCY 16

4A.03 LEGAL OPINION 16

4A.04 FINANCIAL STATEMENTS 16

4A.05 SECURITY AGREEMENTS 17

4A.06 MORTGAGES 17

4A.07 DOCUMENTATION FEE 17

4B. WARRANTIES 17

4B.01 EXISTENCE 17

4B.02 GOVERNMENTAL RESTRICTIONS 17

4B.03 CORPORATE AUTHORITY 17

4B.04 LITIGATION 18

4B.05 TAXES 18

4B.06 TITLE 18

4B.07 LAWFUL OPERATIONS 18

4B.08 INSURANCE 18

4B.09 FINANCIAL STATEMENTS 19

4B.10 DEFAULTS 19

4B.11 TRUE AND COMPLETE DISCLOSURE 19

4B.12 NO MATERIAL ADVERSE EFFECT 19

5A. EVENTS OF DEFAULT 19

5A.01 PAYMENTS 19

5A.02 WARRANTIES 19

5A.03 COVENANTS WITH GRACE 20

5A.04 CROSS-DEFAULT 20

5A.05 BORROWER'S AND GUARANTOR'S SOLVENCY 20

5A.06 MATERIAL ADVERSE EFFECT 20

5B. EFFECTS OF DEFAULT 20

5B.01 OPTIONAL DEFAULTS 20

5B.02 AUTOMATIC DEFAULTS 21

5B.03 OFFSETS 21

6A. INDEMNITY: STAMP TAXES 21

6B. INDEMNITY: UNFRIENDLY TAKEOVERS 21

6C. INDEMNITY: COLLECTION COSTS 21

7. BANK'S PURPOSE 21

8. INTERPRETATION 21

8.01 WAIVERS 21

8.02 CUMULATIVE PROVISIONS 22

8.03 BENEFIT OF AGREEMENT 22

8.04 SURVIVAL OF PROVISIONS 23

8.05 IMMEDIATE U.S. FUNDS 23

8.06 CAPTIONS 23

8.07 SUBSECTIONS 23

8.08 ILLEGALITY 23

8.09 OHIO LAW 23

8.10 INTEREST COMPUTATIONS 23

8.11 NOTICE 23

8.12 ACCOUNTING TERMS 24

8.13 ENTIRE AGREEMENT 24

8.14 WAIVER OF JURY TRIAL 24

8.15 LATE CHARGE; APPLICATION OF PAYMENTS 24

8.16 SHARING OF INFORMATION 24

9. DEFINITIONS 24

SUPPLEMENTAL SCHEDULE 34

AMENDED AND RESTATED NOTE 35

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement (this "Agreement") is made as of July 1, 2005 by and among ON MARINE SERVICES COMPANY (formerly known as Oglebay Norton Company) ("ONMS"), and OGLEBAY NORTON MARINE SERVICES COMPANY, L.L.C., a Delaware limited liability company (collectively, "Borrower") and NATIONAL CITY BANK ("Bank").

Recitals:

A. Borrower and Bank are parties to a Credit Agreement dated as of July 14, 1997 (the "Original Credit Agreement"); the First Amendment to Credit Agreement dated as of January 15, 1999; the Second Amendment to Credit Agreement dated as of July 15, 1999; the Third Amendment to Credit Agreement dated as of July 12, 2000; the Fourth Amendment to Credit Agreement dated as of September 30, 2001; the Fifth Amendment to Credit Agreement dated as of December 24, 2001; the Sixth Amendment to Credit Agreement dated as of October 25, 2002; the Seventh Amendment to Credit Agreement and Temporary Waiver dated as of April 18, 2003; the Eighth Amendment to Credit Agreement dated as of June 13, 2003; the Ninth Amendment to Credit Agreement dated as of September 11, 2003; the Stipulation Providing Further Adequate Protection to National City Bank approved by the United States Bankruptcy Court, District of Delaware in Jointly Administered Case No. 04-10558 (JBR) on October 28, 2004, and the Tenth Amendment to Credit Agreement dated as of January 31, 2005 (collectively, the "Existing Credit Agreement").

B. Borrower and Lender have agreed to amend and restate the Existing Credit Agreement to consolidate the previous amendments to the Original Credit Agreement and to provide for certain additional amendments on the terms set forth in this Agreement, which Agreement shall become effective upon satisfaction of certain conditions precedent set forth herein.

C. It is the intent of the parties hereto that this Agreement not constitute a novation or waiver of the obligation and liabilities existing under the Existing Credit Agreement, including any obligation or action required to be performed prior to the date hereof, or evidence payment of all or any of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement, and that from and after the date hereof the Existing Credit Agreement be of no further force or effect except as to evidence the incurrence of the obligations of the Borrower thereunder and the representations and warranties made thereunder.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

1. CROSS-REFERENCE -- Certain terms are defined in section 9.

2. SUBJECT LOAN -- Concurrently with the execution and delivery of the Existing Credit Agreement between Borrower and Bank dated July 14, 1997, Borrower borrowed from Bank Seventeen Million Dollars ($17,000,000) (the "Subject Loan").

2.01 SUBJECT NOTE -- Concurrently with the execution and delivery of this Agreement Borrower shall execute and deliver to Bank Borrower's note

(a) payable in (5) semi-annual installments of principal commencing on July 15, 2005, and continuing each July 15 and January 15 thereafter in accordance with the amortization schedule attached hereto as Exhibit C with a final Maturity of July 15, 2007;

(b) bearing interest as provided in subsections 2.04; and

(c) being in the form and substance of Exhibit B to this Agreement.

2.02 OPTIONAL PREPAYMENTS -- Borrower shall have the right at all times to prepay the Subject Loan in whole or in part and without penalty or premium, but subject to Bank's right, in the event of a prepayment, to be made whole by Borrower for fixed funding breakage charges. Each prepayment shall be applied to the principal installments in the inverse order of their respective maturities. Concurrently with each prepayment Borrower shall prepay the unpaid interest accrued on the principal being prepaid.

2.03 [INTENTIONALLY OMITTED]

2.04 INTEREST -- (a)  During all times on and after the date hereof, the Subject Loan shall bear interest during each Interest Period at a rate equal to the Eurodollar Rate plus 300 basis points. The duration of each Interest Period shall be three months.

(b) Notwithstanding the above provision, if a Default Under This Agreement or an Event of Default is in existence, all outstanding amounts of principal and, to the extent permitted by law, all overdue interest, in respect of the Subject Loan shall bear interest, payable on demand, at a fluctuating rate per annum equal to 2% per annum above the interest rate which is or would be applicable from time to time pursuant to subsection 2.04(a).

2.05 INCREASED COSTS, ILLEGALITY, ETC. -- (a)  In the event that Bank shall have determined on a reasonable basis (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the Eurodollar Rate for any Interest Period that, by reason of any changes arising after the date hereof affecting the applicable interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii) at any time, that Bank shall incur increased costs or reductions in the amounts received or receivable hereunder in an amount which Bank reasonably deems material with respect to any Eurodollar Loan (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges) because of (x) any change since the date hereof in any applicable law, governmental rule, regulation, guideline, order or request (whether or not having the force of law), or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline, order or request (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves includable in the Eurodollar Rate pursuant to the definition thereof) and/or (y) other circumstances adversely affecting the interbank Eurodollar market or the position of Bank in such market; or

(iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by Bank in good faith with any change since the date hereof in any law, governmental rule, regulation, guideline or order, or the interpretation or application thereof, or would conflict with any thereof not having the force of law but with which Bank customarily complies or has become impracticable as a result of a contingency occurring after the date hereof which materially adversely affects the interbank Eurodollar market;

then, and in any such event, Bank shall (x) on or promptly following such date or time and (y) promptly after the date on which such event no longer exists give notice (by telephone confirmed in writing) to ONMS of such determination. Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as Bank notifies ONMS that the circumstances giving rise to such notice by Bank no longer exist, and any existing Eurodollar Loan shall be automatically converted to a Prime Rate Loan, (y) in the case of clause (ii) above, Borrower shall pay to Bank, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as Bank shall determine) as shall be required to compensate Bank, for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to Bank, showing the basis for the calculation thereof submitted to ONMS by Bank shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Eurodollar Loan shall be converted to a Prime Rate Loan as promptly as possible and, in any event, within the time period required by law.

(b) If Bank shall have determined that after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged by law with the interpretation or administration thereof, or compliance by Bank or its parent corporation with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, in each case made subsequent to the date hereof, has or would have the effect of reducing by an amount reasonably deemed by Bank to be material the rate of return on Bank's or its parent corporation's capital or assets as a consequence of Bank's commitments or obligations hereunder to a level below that which Bank or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration Bank's or its parent corporation's policies with respect to capital adequacy), then from time to time, within five days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank or its parent corporation for such reduction. Bank, upon determining in good faith that any additional amounts will be payable pursuant to this subsection 2.05(b), will give prompt written notice thereof to ONMS, which notice shall set forth, in reasonable detail, the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish each Borrower's obligations to pay additional amounts pursuant to this subsection 2.05(b) upon the subsequent receipt of such notice.

2.06 BREAKAGE COMPENSATION -- Borrower shall compensate Bank, upon its written request (which request shall set forth in reasonable detail the basis for requesting and the method of calculating such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by Bank to fund its Eurodollar Loan) which Bank may sustain: (i) if for any reason (other than a default by Bank), borrowing of a Eurodollar Loan does not occur on a date specified therefor in a Eurodollar Restatement Notice under subsection 2.03(d) or does not occur because of the existence of an Event of Default or Default Under The Agreement upon the commencement of an Interest Period, (ii) if any repayment, prepayment, conversion or continuation of any of its Eurodollar Loan occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its Eurodollar Loan is not made on any date specified in a notice of prepayment given by a Borrower; or (iv) as a consequence of (x) any other default by a Borrower to repay its Eurodollar Loan when required by the terms of this Agreement or (y) an election made pursuant to subsection 2.05. Such loss, cost, expense and liability to Bank shall be deemed to include an amount determined by Bank to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such loan had such event not occurred, at the interest rate that would have been applicable to such loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to effect a conversion or continuation, for the period that would have been the Interest Period for such loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which Bank would bid were it to bid, at the commencement of such period. A certificate of Bank setting forth any amount or amounts that Bank is entitled to receive pursuant to this section shall be delivered to ONMS and shall be conclusive absent manifest error. Borrower shall pay Bank the amount shown as due on any such request within ten days after receipt thereof.

3A. INFORMATION -- Borrower agrees that until the Subject Indebtedness shall have been paid in full, Borrower will cause ONC to deliver each of the following:

3A.01 FINANCIAL STATEMENTS -- Borrower will cause ONC to furnish to Bank:

(a) upon the earlier of (1) the public filing with the SEC of ONC's SEC Form 10-Q and (2) 45 days after the end of each fiscal quarter of ONC and its Subsidiaries, commencing with the fiscal quarter of ONC and its Subsidiaries ending June 30, 2005, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and consolidated and consolidating statements of cash flows of ONC and its Subsidiaries, as at the end of such quarter, and for the period commencing at the end of the immediately preceding fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding fiscal year, all in reasonable detail and certified by an authorized officer of ONC as fairly presenting, in all material respects, the financial position of ONC and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of ONC and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of ONC and its Subsidiaries furnished to Bank, subject to normal year-end audit adjustments and the absence of footnotes;

(b) upon the earlier of (1) the public filing with the SEC of ONC's SEC Form 10-K and (2) 90 days after the end of each fiscal year of ONC and its Subsidiaries, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of ONC and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures for the immediately preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP, and in the case of ONC and its Subsidiaries, accompanied by a report and an opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by ONC (which opinion shall be without any qualification or exception as to the scope of such audit), together with a written statement of such accountants (1) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default Under This Agreement and (2) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default Under This Agreement, describing the nature thereof;

(c) as soon as available, and in any event within 30 days after the end of each fiscal month of ONC and its Subsidiaries commencing with the fiscal month of ONC and its Subsidiaries ending June 30, 2005, internally prepared consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and consolidated and consolidating statements of cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding fiscal year (commencing with the fiscal year ended 2005) and ending with the end of such fiscal month, all in reasonable detail and certified by an authorized officer of ONC as fairly presenting, in all material respects, the financial position of ONC and its Subsidiaries, as at the end of such fiscal month and the results of operations and cash flows of ONC and its Subsidiaries, each for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to Bank, subject to normal quarterly or year-end adjustments, including audit adjustments and the absence of footnotes;

(d) simultaneously with the delivery of the financial statements of ONC and its Subsidiaries required by clauses (a), (b) and (c) of this Section 3A.01, a certificate of an authorized officer of ONC stating that such authorized officer has reviewed the provisions of this Agreement and has made or caused to be made under his or her supervision a review of the condition and operations of ONC and its Subsidiaries during the period covered by such financial statements with a view to determining whether ONC and its Subsidiaries were in compliance with all of the provisions of this Agreement at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such authorized officer has no knowledge of, the existence during such period of an Event of Default or Default Under This Agreement or, if an Event of Default or Default Under This Agreement existed, describing the nature and period of existence thereof and the action which ONC and its Subsidiaries propose to take or have taken with respect thereto; and

(e) as soon as available and in any event not later than 45 days after the end of each fiscal year, financial projections, supplementing and superseding the financial projections referred to in Section 7.01(g)(ii) of the Silver Point Financing Agreement.

3A.02 NOTICE -- Borrower will cause its chief financial officer or its treasurer, or in their absence another officer designated by Borrower, to give Bank prompt written notice whenever any officer of Borrower

(a) reasonably believes (or receives notice from any governmental agency alleging) that any Reportable Event has occurred in respect of any Pension Plan or that Borrower has become in Material non-compliance with any law or governmental order referred to in subsection 3C.06 if non-compliance therewith would materially and adversely affect Borrower's financial condition or its properties;

(b) receives from the Internal Revenue Service or any other federal, state or local taxing authority any allegation of any default by Borrower in the payment of any tax that is Material in amount or notice of any assessment in respect thereof;

(c) learns there has been brought against Borrower before any court, administrative agency or arbitrator any litigation or proceeding which, if successful, might have a Material Adverse Effect on Borrower;

(d) reasonably believes that any representation or warranty made in subsections 4B.01 through 4B.09 (both inclusive) shall have ceased in any Material respect to be true and complete or that any Default Under This Agreement shall have occurred and which might have a Material Adverse Effect on Borrower's financial condition, operations or properties; or

(e) reasonably believes that there has occurred or begun to exist any other event, condition or thing that likely may have a Material Adverse Effect on Borrower's financial condition, operations or properties.

3B. GENERAL FINANCIAL STANDARDS -- Borrower agrees that until the Subject Indebtedness shall have been paid in full, Borrower will and will cause ONC to observe each of the following:

(a) the financial covenants contained in Sections 8.3(a), 8.3(c) and 8.3(d) of the Silver Point Financing Agreement, a copy of such financial covenants and the definitions of the terms referenced therein being attached hereto as Exhibit A and incorporated herein by reference as if set forth herein in their entirety; and

(b) ONC shall not make and shall not permit its Subsidiaries to make Capital Expenditures (as defined on Exhibit A) in an aggregate amount exceeding $22,500,000 in any fiscal year of ONC; provided, that (i) if at the end of any fiscal year, the amount specified above for Capital Expenditures during such fiscal year exceeds the aggregate amount of Capital Expenditures actually made or incurred by ONC or any of its Subsidiaries on a consolidated basis during such fiscal year (the amount of such excess being referred to herein as the "Excess Amount"), any of ONC and its Subsidiaries shall be entitled to make additional Capital Expenditures in any succeeding fiscal year in an aggregate amount equal to the lesser of (A) 50% of such Excess Amount and (B) $3,000,000 and (ii) Capital Expenditures made pursuant to this Section 3B(b) during any fiscal year shall be deemed made first, in respect of amounts permitted for such fiscal year as provided above (without giving effect to amounts carried over from any prior fiscal year pursuant to clause (i) above) and second, in respect of the Excess Amount carried over from any prior fiscal year pursuant to clause (i) above. If at the end of any fiscal year set forth above, the Consolidated EBITDA (as defined on Exhibit A attached hereto) of ONC and its Subsidiaries for the immediately preceding twelve month period ended on the last day of such fiscal year exceeds the Projected Consolidated EBITDA (as defined on Exhibit A) of ONC and its Subsidiaries for the immediately preceding twelve month period ended on the last day of such fiscal year (the amount of such excess being referred to herein as the "EBITDA Excess Amount"), then any of ONC and its Subsidiaries shall be entitled to make additional Capital Expenditures in the next succeeding fiscal year in an aggregate amount equal to the lesser of (x) 25% of such EBITDA Excess Amount and (y) $3,000,000, provided that, notwithstanding the foregoing, Capital Expenditures made pursuant to this Section 3B(b) during any fiscal year shall be deemed made first, in respect of amounts permitted for such fiscal year as provided above (without giving effect to (I) amounts carried over from any prior fiscal year pursuant to clause (i) above or (II) any increases in the amounts specified above in respect of the EBITDA Excess Amount), second, in respect of the Excess Amount carried over from any prior fiscal year pursuant to clause (i) above, and third, in respect of the EBITDA Excess Amount for such fiscal year.

3C. AFFIRMATIVE COVENANTS -- Borrower agrees that until the Subject Indebtedness shall have been paid in full, Borrower will perform and observe each of the following:

3C.01 TAXES -- Borrower will pay in full

(a) prior in each case to the date when penalties for the nonpayment thereof would attach, all taxes, assessments and governmental charges and levies for which it may be or become subject and

(b) prior in each case to the date the claim would become delinquent for non-payment, all other lawful claims (whatever their kind or nature) which, if unpaid, might become a lien or charge upon its property;

PROVIDED, that no item need be paid so long as and to the extent that it is contested in good faith and by timely and appropriate proceedings which are effective to stay enforcement thereof.

3C.02 FINANCIAL RECORDS -- Borrower will at all times keep true and complete financial records in accordance with GAAP and, without limiting the generality of the foregoing, make appropriate accruals to reserves for estimated and contingent losses and liabilities.

3C.03 VISITATION -- Borrower will permit Bank at all reasonable times

(a) to visit and inspect Borrower's properties and examine its records at Bank's expense and to make copies of and extracts from such records and

(b) to consult with Borrower's officers, accountants, actuaries, trustees and plan administrators in respect of its financial condition, properties and operations and the financial condition of its Pension Plans, each of which parties is hereby authorized to make such information available to Bank to the same extent that it would to Borrower.

3C.04 INSURANCE -- Borrower will

(a) keep itself and all of its insurable properties insured at all times to such extent, with such deductibles, by such insurers and against such hazards and liabilities as is generally and prudently done by like businesses, EXCEPT that if a more specific standard is provided in any Related Writing, the more specific standard shall prevail and

(b) forthwith upon Bank's written request, furnish to Bank such information about Borrower's insurance as Bank may from time to time reasonably request, which information shall be prepared in form and detail reasonably satisfactory to Bank and certified by an officer of Borrower.

3C.05 CORPORATE EXISTENCE -- Borrower will at all times maintain its corporate existence, rights and franchises.

3C.06 COMPLIANCE WITH LAW -- Borrower will comply with all laws (whether federal, state or local and whether statutory, administrative or judicial or other) and with every lawful governmental order (whether administrative or judicial) and will, without limiting the generality of the foregoing,

(a) use and operate all of its facilities and properties in Material compliance with all Environmental Laws and handle all hazardous materials in Material compliance therewith; keep in full effect each permit, approval, certification, license or other authorization required by any environmental law for the conduct of any Material portion of its business; and comply in all other Material respects with all Environmental Laws;

(b) make a full and timely payment of premiums required by ERISA and perform and observe all such further and other requirements of ERISA such that no Default Under ERISA shall occur or begin to exist and

(c) comply with all Material requirements of all occupational health and safety laws;

PROVIDED, that this subsection shall not apply to any of the foregoing

(i) if and to the extent that the same shall be contested in good faith by timely and appropriate proceedings which are effective to stay enforcement thereof and against which appropriate reserves shall have been established or

(ii) in any other case if non-compliance therewith would not materially and adversely affect Borrower's financial condition, properties or business.

3C.07 PROPERTIES -- Each Borrower will ensure that its properties and equipment used or useful in its business are kept in good repair, working order and condition, normal wear and tear excepted and in accordance with manufacturer's recommended procedures, if applicable. Each Borrower will, at its own costs, provide continuous and ongoing maintenance to its properties and equipment and will comply with all Seaworthiness Directives and Bulletins.

3D. NEGATIVE COVENANTS -- Borrower agrees that until the Subject Indebtedness shall have been paid in full, Borrower will observe each of the following:

3D.01 EQUITY TRANSACTIONS

3D.01.1 MERGER AND SALE OF ASSETS -- Except to the extent permitted by Section 8.02(c) of the Silver Point Financing Agreement as in effect on the date hereof a copy of such negative covenant and the definitions of the terms referenced therein being attached hereto as Exhibit A and incorporated herein by reference as if set forth herein in their entirety, no Company shall merge or consolidate with any other corporation or sell, lease or transfer or otherwise, dispose of all or a substantial part of its assets to any Person or entity.

3D.01.2 ACQUISITIONS -- The Borrower shall not, and shall not permit ONC or any of its Subsidiaries to effect any Acquisition without the prior written consent of the Bank, except to the extent permitted by Section 8.02(c) of the Silver Point Financing Agreement as in effect on the date hereof a copy of such negative covenant and the definitions of the terms referenced therein being attached hereto as Exhibit A and incorporated herein by reference as if set forth herein in their entirety.

3D.02 CREDIT EXTENSIONS -- Except to the extent permitted by Section 8.02(e) of the Silver Point Financing Agreement as in effect on the date hereof a copy of such negative covenant and the definitions of the terms referenced therein being attached hereto as Exhibit A and incorporated herein by reference as if set forth herein in their entirety, Borrower will not

(a) make or keep any investment in any notes, bonds or other obligations of any kind for the payment of money or make or have outstanding at any time any advance or loan to anyone or

(b) be or become a guarantor of any kind.

3D.03 BORROWINGS -- Except to the extent permitted by Section 8.02(b) of the Silver Point Financing Agreement as in effect on the date hereof a copy of such negative covenant and the definitions of the terms referenced therein being attached hereto as Exhibit A and incorporated herein by reference as if set forth herein in their entirety, Borrower will not create, assume or have outstanding at any time any indebtedness for borrowed money or any Funded Indebtedness of any kind.

3D.04 LIENS, LEASES -- Except to the extent permitted by Sections 8.02(a) and (f) of the Silver Point Financing Agreement as in effect on the date hereof a copy of such negative covenants and the definitions of the terms referenced therein being attached hereto as Exhibit A and incorporated herein by reference as if set forth herein in their entirety, Borrower will not

(a) lease any property as lessee or acquire or hold any property subject to any land contract, inventory consignment or other title retention contract,

(b) sell or otherwise transfer any Receivables, whether with or without recourse or

(c) suffer or permit any property now owned or hereafter acquired by it to be or become encumbered by any mortgage, security interest, lien or financing statement.

3D.05 [RESERVED]

4A. EFFECTIVENESS -- This Agreement shall become effective when Borrower shall have complied or caused compliance with each of the following:

4A.01 SUBJECT NOTE -- Borrower shall have executed and delivered the Subject Note to Bank in accordance with subsection 2.01.

4A.02 RESOLUTIONS/INCUMBENCY -- Borrower's secretary or assistant secretary shall have certified to Bank (a) a copy of resolutions duly adopted by Borrower's board of directors in respect of this Agreement and (b) the names and true signatures of officers authorized to execute and deliver this Agreement and Related Writings on behalf of Borrower.

4A.03 LEGAL OPINION -- Borrower's counsel shall have rendered to Bank their written opinion in respect of the matters referred to in subsections 4B.01, 4B.02, 4B.03 and 4B.04, which opinion shall be in such form and substance (and may be subject only to such qualifications and exceptions, if any) as shall be satisfactory to Bank.

4A.04 GUARANTIES -- Guarantors shall have executed and delivered to Bank amended and restated guaranties being in form and substance satisfactory to Bank.

4B. WARRANTIES -- Subject only to such additions and exceptions, if any, as may be set forth in the Supplemental Schedule or in Borrower's Most Recent 3A.01(b) Financial Statements, Borrower represents and warrants as follows:

4B.01 EXISTENCE -- Borrower is a duly organized and validly existing Delaware corporation in good standing. Borrower is duly qualified to transact business in each state or other jurisdiction in which it owns or leases any real property or in which the nature of the business conducted makes such qualification necessary or, if not so qualified, such failure to qualify will have no Material Adverse Effect upon Borrower's financial condition and its ability to transact business.

4B.02 GOVERNMENTAL RESTRICTIONS -- No registration with or approval of any governmental agency of any kind is required on the part of Borrower for the due execution and delivery or for the enforceability of this Agreement or any Related Writing other than the filing or recording of documents with public officials, the noting of title certificates and similar acts and things related to the perfection of the mortgages, security interests and other liens referred to in section 4A.

4B.03 CORPORATE AUTHORITY -- Borrower has requisite corporate power and authority to enter into this Agreement and to obtain and secure the Subject Loan in accordance with this Agreement. The officer executing and delivering this Agreement on behalf of Borrower has been duly authorized to do so and to execute and deliver a Subject Note and other Related Writings in accordance with section 4A. Neither the execution and delivery of this Agreement or any Related Writing by Borrower nor its performance and observance of the respective provisions thereof will violate any existing provision in its articles of incorporation, regulations or by-laws or any applicable law or violate or otherwise constitute a default under any contract or other obligation now existing and binding upon it. Upon the execution and delivery thereof, this Agreement and the aforesaid Related Writings will each become a valid and binding obligation enforceable against Borrower according to their respective tenors subject, however, to any applicable insolvency or bankruptcy law of general applicability and general principles of equity.

4B.04 LITIGATION -- No litigation or proceeding is pending against Borrower before any court, administrative agency or arbitrator which might, if successful, have a Material Adverse Effect on Borrower.

4B.05 TAXES -- Borrower has filed all federal, state and local tax returns which are required to be filed by it and paid all taxes due as shown thereon (EXCEPT to the extent, if any, permitted by subsection 3C.01). The Internal Revenue Service has not alleged any Material default by Borrower in the payment of any tax Material in amount or threatened to make any assessment in respect thereof which has not been reflected in Borrower's Most Recent 3A.01(b) Financial Statements.

4B.06 TITLE -- Borrower has good and marketable title to all its assets reflected in its Most Recent 3A.01(b) Financial Statements EXCEPT for such defects thereto and changes resulting from transactions in the ordinary course of business which, in the aggregate, would not have a Material Adverse Effect on Borrower's financial condition, properties or business. All such assets are clear of any mortgage, security interest or other lien of any kind other than any permitted by subsection 3D.04.

4B.07 LAWFUL OPERATIONS -- Borrower's operations have at all relevant times been and continue to be in Material compliance with all requirements imposed by law, whether federal, state or local, whether statutory, regulatory or other, including (without limitation) ERISA, all Environmental Laws, and occupational safety and health laws and all zoning ordinances. Without limiting the generality of the foregoing, to the best of Borrower's knowledge,

(a) no condition exists at, on or under any facility or other property now or previously owned by Borrower which would give rise to any Material liability under any Environmental Law; and Borrower has not received any notice from any governmental agency, court or anyone else that it is a potentially responsible party for the clean-up of any environmental waste site, is in violation of any environmental permit or law or has been placed on any registry of solid or hazardous waste disposal site; and

(b) No Material Accumulated Funding Deficiency exists in respect of any of Borrower's Pension Plans; and no Reportable Event has occurred in respect of any such plan which is continuing and which constitutes grounds either for termination of the plan or for court appointment of a trustee for the administration thereof.

4B.08 INSURANCE -- Borrower's insurance coverage complies with the standards set forth in subsection 3C.04.

4B.09 FINANCIAL STATEMENTS -- There has been no Material adverse change in Borrower's financial condition, properties or business since the date of the Most Recent 3A.01(b) Financial Statements nor any change in its accounting procedures since the end of Borrower's latest full fiscal year covered by those statements.

4B.10 DEFAULTS -- No Default Under This Agreement exists, nor will any exist immediately after the execution and delivery of this Agreement.

4B.11 TRUE AND COMPLETE DISCLOSURE -- All factual information heretofore or contemporaneously furnished by or on behalf of Guarantors, Borrower or any of the Subsidiaries in writing to Bank for purposes of or in connection with this Agreement or any transaction contemplated herein, other than the financial projections is, and all other such factual information hereafter furnished by or on behalf of such person in writing to Bank in respect of this Agreement or any other Related Writing will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided. As of the date hereof, there is no fact known to Borrower which has, or could reasonably be expected to have, a Material Adverse Effect which has not theretofore been disclosed in writing to Bank.

4B.12 NO MATERIAL ADVERSE EFFECT -- Since March 31, 2005, there has been no change in the business, operations, property, assets, prospects, liabilities or condition (financial or otherwise) of either Borrower or either of the Guarantors and their respective Subsidiaries taken as a whole, except for changes, none of which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

5A. EVENTS OF DEFAULT -- Each of the following shall constitute an Event of Default hereunder:

5A.01 PAYMENTS -- If any principal included in the Subject Indebtedness shall not be paid in full promptly when the same becomes payable; or if any Subject Indebtedness (EXCEPT principal) or any of Borrower's other Debt to Bank (EXCEPT any payable on demand) shall not be paid in full promptly when the same becomes payable and shall remain unpaid for ten (10) consecutive days thereafter; or if such of Borrower's Debt, if any, to Bank, as may be payable on demand shall not be paid in full within ten (10) days after any actual demand for payment.

5A.02 WARRANTIES -- If any representation, warranty or statement made in this Agreement or in any Related Writing referred to in section 4A shall be false or erroneous in any respect when made; or if any representation, warranty or statement hereafter made by or on behalf of Borrower in any Related Writing not referred to in section 4A shall be false or erroneous in any Material respect when made.

5A.03 COVENANTS WITH GRACE -- If anyone (other than Bank and its agents) shall fail or omit to perform and observe any agreement (other than those referred to in subsections 5A.01 or 5A.03) contained in this Agreement or any Related Writing that is on its part to be complied with, and that failure or omission shall not have been fully corrected within thirty (30) days after the giving of written notice to Borrower by Bank that it is to be remedied.

5A.04 CROSS-DEFAULT -- If either Borrower's payments on indebtedness for borrowed money (regardless of maturity) or on Funded Indebtedness shall be or become at any one time "in default" (as defined below) and such indebtedness or Funded Indebtedness in the aggregate exceeds one million dollars ($1,000,000). In this subsection, "in default" means that (a) there shall have occurred (or shall exist) in respect of the indebtedness in question (either as in effect at the date of this Agreement or as in effect at the time in question) any event, condition or other thing which constitutes, or which with the giving of notice or the lapse of any applicable grace period or both would constitute, a default which accelerates the maturity of any such indebtedness; or (b) any such indebtedness (other than any payable on demand) shall not have been paid in full at its stated maturity; or (c) any such indebtedness payable on demand shall not have been paid in full within ten (10) Banking Days after any actual demand for payment.

5A.05 BORROWER'S AND GUARANTORS' SOLVENCY -- If (a) any Borrower or Guarantor shall discontinue operations, or (b) any Borrower or Guarantor shall commence any Insolvency Action of any kind or admit (by answer, default or otherwise) the Material allegations of, or consent to any relief requested in, any Insolvency Action of any kind commenced against such party by its creditors or any thereof, or (c) any creditor or creditors shall commence against any Borrower or Guarantor any Insolvency Action of any kind which shall remain in effect (neither dismissed nor stayed) for sixty (60) consecutive days.

5A.06 MATERIAL ADVERSE EFFECT -- There shall have occurred a change in the business, operations, property, assets, prospects, liabilities or condition (financial or otherwise) of either Borrower or either of the Guarantors and their respective Subsidiaries taken as a whole that has had or that could reasonably be expected to have a Material Adverse Effect.

5B. EFFECTS OF DEFAULT -- Notwithstanding any contrary provision or inference in this Agreement or in any Related Writing:

5B.01 OPTIONAL DEFAULTS -- If any Event of Default referred to in subsection 5A.01 through 5A.04 and subsection 5A.06, both inclusive, shall occur and be continuing, Bank shall have the right in its discretion, by giving written notice to Borrower, to accelerate the maturity of all of Borrower's Debt to Bank (other than Debt, if any, already due and payable), and all such Debt shall thereupon become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.

5B.02 AUTOMATIC DEFAULTS -- If any Event of Default referred to in subsection 5A.05 shall occur, all of Borrower's Debt to Bank (other than Debt, if/any, already due and payable) shall thereupon become and there after be immediately due and payable in full, all without any presentment, demand or notice of any kind, which are hereby waived by Borrower.

5B.03 OFFSETS -- If there shall occur or exist any Default Under This Agreement referred to in subsection 5A.05, then, so long as that Default Under This Agreement exists, Bank shall have the right at any time to set off against and to appropriate and apply toward the payment of the Subject Indebtedness then owing to it, whether or not the same shall then have matured, any and all deposit balances then owing by Bank to or for the credit or account of Borrower, all without notice to or demand upon Borrower, all such notices and demands being hereby expressly waived.

6A. INDEMNITY: STAMP TAXES -- Borrower will pay all stamp taxes and similar taxes, if any, including interest and penalties, if any, payable in respect of the issuance of the Subject Indebtedness.

6B. INDEMNITY: UNFRIENDLY TAKEOVERS -- Borrower agrees to indemnify Bank and hold Bank harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding, whether or not Bank shall be designated a party thereto) which may be incurred by Bank relating to or arising out of any actual or proposed use of proceeds of the Subject Loan in connection with the financing of an acquisition of any corporation or other business entity, PROVIDED that Bank shall have no right to be indemnified for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

6C. INDEMNITY: COLLECTION COSTS -- If any Event of Default shall occur and shall be continuing, Borrower will pay Bank such further amounts, to the extent permitted by law, as shall cover Bank's reasonable costs and expenses (including, without limitation, the reasonable fees, interdepartmental charges and disbursements of its counsel) incurred in collecting the Subject Indebtedness or in otherwise enforcing its rights and remedies in respect thereof

7. BANK'S PURPOSE -- Bank represents and warrants to Borrower that Bank is familiar with the Securities Act of 1933 as amended and the rules and regulations thereunder and is not entering into this Agreement with any intention of violating that Act or any rule or regulation thereunder, it being understood, however, that Bank shall at all times retain full control of the disposition of its assets.

8. INTERPRETATION -- This Agreement and the Related Writings shall be governed by the following provisions:

8.01 WAIVERS -- Bank may from time to time in its discretion grant Borrower waivers and consents in respect of this Agreement or any Related Writing or assent to amendments thereof, but no such waiver or consent shall be binding upon Bank unless specifically granted by Bank in writing, which writing shall be strictly construed. Without limiting the generality of the foregoing, Borrower agrees that no course of dealing in respect of, nor any omission or delay in the exercise of, any right, power or privilege by Bank shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further or other exercise thereof or of any other, as each such right, power or privilege may be exercised either independently or concurrently with others and as often and in such order as Bank may deem expedient.

8.02 CUMULATIVE PROVISIONS -- Each right, power or privilege specified or referred to in this Agreement or any Related Writing is in addition to and not in limitation of any other rights, powers and privileges that Bank may otherwise have or acquire by operation of law, by other contract or otherwise.

8.03 BENEFIT OF AGREEMENT -- (a)  Successors and Assigns Generally -- This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, provided, that no Borrower may assign or transfer any rights or obligations hereunder without the prior written consent of Bank. Bank may assign the Subject Loan and its rights and obligations hereunder with the prior written consent of Borrower, provided, that upon the assignment of all of its rights and obligations, the term "Bank" shall mean the assignee thereof.

(b) Participations -- Notwithstanding the foregoing, Bank may at any time grant participations in any of its rights hereunder or under the Subject Note to any person, provided that in the case of any such participation;

(i) the participant shall not have any rights under this Agreement or any of the other Related Writing, including rights of consent, approval or waiver (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto);

(ii) Bank's obligations under this Agreement shall remain unchanged;

(iii) Bank shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iv) Bank shall remain the holder of the Subject Note for all purposes of this Agreement; and

(v) Borrower shall continue to deal solely and directly with Bank in connection with Bank's rights and obligations under this Agreement, and all amounts payable by Borrower hereunder shall be determined as if Bank had not sold such participation, except that the participant shall be entitled to the benefits of subsections 2.05 and 2.06 of this Agreement to the extent that Bank would be entitled to such benefits if the participation had not been entered into or sold.

(c) Joint and Several Obligations -- All references to the obligations, covenants and representations and warranties of Borrower shall, unless otherwise expressly indicated, mean the joint and several obligations, covenants and representations and warranties of ONMS and Oglebay Norton Marine Services Company L.L.C.

8.04 SURVIVAL OF PROVISIONS -- All representations and warranties made in or pursuant to this Agreement or any Related Writing shall survive the execution and delivery of this Agreement and the Subject Note. The provisions of section 6 shall survive the payment of the Subject Indebtedness.

8.05 IMMEDIATE U.S. FUNDS -- Any reference to money is a reference to lawful money of the United States of America which, if in the form of credits, shall be in immediately available funds.

8.06 CAPTIONS -- The several captions to different sections and subsections of this Agreement are inserted for convenience only and shall be ignored in interpreting the provisions thereof.

8.07 SUBSECTIONS -- Each reference to a section includes a reference to all subsections thereof (i.e., those having the same character or characters to the left of the decimal point) EXCEPT where the context clearly does not so permit.

8.08 ILLEGALITY -- If any provision in this Agreement or any Related Writing shall for any reason be or become illegal, void or unenforceable, that illegality, voidness or unenforceability shall not affect any other provision.

8.09 OHIO LAW -- This Agreement and the Related Writings and the respective rights and obligations of the parties hereto shall be construed in accordance with and governed by internal Ohio law and the federal laws of the United States of America.

8.10 INTEREST COMPUTATIONS -- Interest for any given period shall accrue on the first day thereof but not on the last day thereof. Interest shall be computed on the basis of a 360-day year and the actual number of days elapsed. In no event shall interest accrue at a higher rate than the maximum rate, if any, permitted by law.

8.11 NOTICE -- A notice to or request of Borrower shall be deemed to have been given or made under this Agreement or any Related Writing either upon the delivery of a writing to that effect (either in person or by transmission of a telecopy or facsimile device) to an officer of Borrower or five (5) days after a writing to that effect shall have been deposited in the United States mail and sent, with postage prepaid, by registered or certified mail, properly addressed to Borrower (Attention: chief financial officer). No other method of actually giving actual notice to or making a request of Borrower is hereby precluded. Every notice required to be given to Bank pursuant to this Agreement or any Related Writing shall be delivered (either in person or by transmission of a telecopy or facsimile device) to an Account Officer of Bank or five (5) days after a writing to that effect shall have been deposited in the United States mail and sent, with postage prepaid, by registered or certified mail, properly addressed to Bank (Attention: Multinational Division). A notice or request by mail is properly addressed to a party when addressed to it at the address set forth opposite its signature below or at such other address as that party may furnish to each of the others in writing for that purpose. A telecopy or facsimile transmission is transmitted to a party when transmitted to the telecopy or facsimile number set forth opposite that party's signature below (or at such other telecopy or facsimile number as that party may furnish to the other in writing for that purpose). Notice sent to either party via a regular overnight courier service shall be deemed delivered the next business day.

8.12 ACCOUNTING TERMS -- Any accounting term used in this Agreement shall have the meaning ascribed thereto by GAAP subject, however, to such modification, if any, as may be provided by section 9 or elsewhere in this Agreement.

8.13 ENTIRE AGREEMENT -- This Agreement and the Related Writings referred to in or otherwise contemplated by this Agreement set forth the entire agreement of the parties as to the transactions contemplated by this Agreement.

8.14 WAIVER OF JURY TRIAL -- The parties acknowledge and agree that any controversy that may arise under this Agreement and the Related Writings would involve difficult and complex issues and therefore agree that any law suit growing out of or incidental to any such controversy will be tried in a court of competent jurisdiction by a judge sitting without a jury.

8.15 LATE CHARGE; APPLICATION OF PAYMENTS -- If Borrower fails to pay any amount due hereunder, or any fee in connection herewith, in full within ten (10) days after its due date, Borrower will, in each case, incur and shall pay a late charge equal to the greater of twenty dollars ($20.00) or five percent (5%) of the unpaid installment amount. The payment of a late charge will not cure or constitute a waiver of any Event of Default under this Agreement. Except as otherwise agreed in writing, payments will be applied first to accrued but unpaid interest and fees, in that order, on an invoice by invoice basis in the order of their respective due dates, until paid in full, then to late charges and then to principal.

8.16 SHARING OF INFORMATION -- Bank shall have the right to furnish to its Affiliates, and to such other persons or entities as Bank shall deem advisable for the conduct of its business, information concerning the business, financial condition, and property of Borrower, the amount of the Debt of Borrower, and the terms, conditions, and other provisions applicable to the respective parts thereof.

8.17 NO NOVATION -- This Agreement does not constitute and shall not be construed to evidence a novation of or a payment and readvance of the Subject Loan outstanding under the Existing Credit Agreement, it being the intention of Borrower and Bank that this Agreement provide for the terms and conditions of, upon the effectiveness of this Agreement, the same Subject Indebtedness as was then outstanding under the Credit Agreement.

8.18 ANTI-TERRORISM LAWS -- The execution and delivery of this Agreement and the performance by Borrower of its obligations hereunder and the use of the proceeds of the Subject Loan will not violate the Trading With the Enemy Act (50 U.S.C. s. 1 et seq., as amended) (the "Trading With the Enemy Act") or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the "Foreign Assets Control Regulations") or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the "Executive Order") and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, no Borrower or any Subsidiary of Borrower (i) is or will become a "blocked person" as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) engages or will engage in any dealings or transactions, or be otherwise associated, with any such "blocked person".

9. DEFINITIONS -- As used in this Agreement and in the Related Writings, EXCEPT where the context clearly requires otherwise,

Account Officer means that officer who at the time in question is designated by Bank as the officer having primary responsibility for giving consideration to Borrower's requests for credit or, in that officer's absence, that officer's immediate superior or any other officer who reports directly to that superior officer;

Acquisition shall mean any transaction or series of related transactions for the purpose of or resulting directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any person, or any business or division of any person, (b) the acquisition of in excess of fifty percent (50%) of the stock (or other equity interest) of any person, or (c) the acquisition of another person (other than a Subsidiary) by a merger of consolidation or any other combination with such person.

Accumulated Funding Deficiency shall have the meaning ascribed thereto in section 302(a)(2) of ERISA;

Affiliate means, when used with reference to any person or entity (the subject), a person or entity that is in control of, under the control of, or under common control with, the subject, the term control meaning the possession, directly or indirectly, of the power to direct the management or policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise;

Agreement means this Agreement and includes each amendment, if any, to this Agreement;

Applicable Margin shall have the meaning provided in subsection 2.04;

Bank means National City Bank, a national banking association headquartered in Cleveland, Ohio;

Banking Day means any day other than a Saturday or a Sunday or a public holiday or other day on which banking institutions in Cleveland, Ohio, are generally closed and do not conduct a general banking business;

Borrower means collectively, ON Marine Services Company and Oglebay Norton Marine Services Company, L.L.C.;

Debt means, collectively, all liabilities of the party or parties in question to Bank, whether owing by one such party alone or with one or more others in a joint, several, or joint and several capacity, whether now owing or hereafter arising, whether owing absolutely or contingently, whether created by loan, overdraft, guaranty of payment or other contract or by quasi-contract or tort, statute or other operation of law or otherwise, whether incurred directly to Bank or acquired by it by purchase, pledge or otherwise, and whether participated to or from Bank in whole or in part; and in the case of Borrower includes, without limitation, the Subject Indebtedness;

Default Under ERISA means (a) the occurrence or existence of a Material Accumulated Funding Deficiency in respect of any of Borrower's Pension Plans, (b) any failure by Borrower to make a full and timely payment of premiums required by ERISA for insurance against any employer's liability in respect of any such plan, (c) any Material breach of a fiduciary duty by Borrower or any trustee in respect of any such plan or (d) the existence of any action for the forceable termination of any such plan;

Default Under This Agreement means an event, condition or thing which constitutes (or which with the lapse of any applicable grace period or the giving of notice or both would constitute) an Event of Default referred to in section 5A and which has not been appropriately waived in writing in accordance with this Agreement or corrected to Bank's full satisfaction;

EBITDA Excess Amount shall have the meaning set forth in Section 3B(b);

Environmental Law means the Comprehensive Environmental Response, Compensation, and Liability Act (42 USC 9601 et seq.), the Hazardous Material Transportation Act (49 USC 1801 et seq.), the Resource Conservation and Recovery Act (42 USC 6901 et seq.), the Federal Water Pollution Control Act (33 USC 1251 et seq.), the Toxic Substances Control Act (15 USC 2601 et seq.) and the Occupational Safety and Health Act (29 USC 651 et seq.), as such laws have been or hereafter may be amended, and any and all analogous future federal, or present or future state or local, statutes and the regulations promulgated pursuant thereto;

ERISA means the Employee Retirement Income Security Act of 1974 (P.L. 93-406) as amended from time to time and in the event of any amendment affecting any section thereof referred to in this Agreement, that reference shall be a reference to that section as amended, supplemented, replaced or otherwise modified;

ERISA Regulator means any governmental agency (such as the Department of Labor, the Internal Revenue Service and the Pension Benefit Guaranty Corporation) having any regulatory authority over any of Borrower's Pension Plans;

Eurodollar Loan shall mean the Subject Loan when bearing interest at the rate provided in subsection 2.04(b);

Eurodollar Rate shall mean with respect to each Interest Period for a Eurodollar Loan, (i) the rate per annum which appears on page 3750 of the Telerate Screen for a Eurodollar Loan (or on any successor or substitute page, or on any electronic publication of a recognized service organization providing comparable rate quotations, in any case as determined from time to time by Bank) for deposits of $1,000,000 in same day funds for a maturity corresponding to such Interest Period as of 11:00 A.M. (London time) on the date which is two Banking Days prior to the commencement of such Interest Period, divided (and rounded upward to the nearest 1/16th of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets which may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D). In the event that such rate is not available at such time for any reason, the rate referred to in clause (i) above shall be the interest rate per annum equal to the average (rounded upward to the nearest 1/16th of 1% per annum), of the rate per annum at which Dollar deposits of $1,000,000 for a maturity corresponding to the Interest Period are offered to prime banks in the London interbank Eurodollar market, determined as of 11:00 A.M. (London time) on the date which is two Banking Days prior to the commencement of such Interest Period;

Event of Default is defined in section 5A;

Excess Amount shall have the meaning set forth in Section 3B(b);

Federal Funds Effective Rate shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rate on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Banking Day, the average of the quotations for such day on such transactions received by Bank from three Federal Funds brokers of recognized standing selected by Bank;

Funded Indebtedness means indebtedness of the person or entity in question which matures or which (including each renewal or extension, if any, in whole or in part) remains unpaid for more than twelve months after the date originally incurred and includes, without limitation (a) any indebtedness (regardless of its Maturity) if it is renewable or refundable in whole or in part solely at the option of that person or entity (in the absence of default) to a date more than one year after the date of determination, (b) any capitalized lease, (c) any Guaranty of Funded Indebtedness owing by another person or entity and (d) any Funded Indebtedness secured by a security interest, mortgage or other lien encumbering any property owned or being acquired by the person or entity in question even if the, full faith and credit of that person or entity is not pledged to the payment thereof; PROVIDED, that in the case of any indebtedness payable in installments or evidenced by serial notes or calling for sinking fund payments, those payments maturing within twelve months after the date of determination shall be considered current indebtedness rather than Funded Indebtedness for the purposes of section 3B but shall be considered Funded Indebtedness for all other purposes;

GAAP means generally accepted accounting principles applied in a manner consistent with those used in Borrower's latest fiscal year-end financial statements referred to in subsection 4A.04;

Guarantors means, collectively, ONC and Oglebay Norton Marine Management Company, LLC, a Delaware limited liability company;

Insolvency Action means either (a) a pleading of any kind filed by the person, corporation or entity (an insolvent) in question to seek relief from the insolvent's creditors, or filed by the insolvent's creditors or any thereof to seek relief of any kind against that insolvent, in any court or other tribunal pursuant to any law (whether federal, state or other) relating generally to the rights of creditors or the relief of debtors or both, or (b) any other action of any kind commenced by an insolvent or the insolvent's creditors or any thereof for the purpose of marshalling the insolvent's assets and liabilities for the benefit of the insolvent's creditors; and Insolvency Action includes (without limitation) a petition commencing a case pursuant to any chapter of the federal bankruptcy code, any application for the appointment of a receiver, trustee, liquidator or custodian for the insolvent or any substantial part of the insolvent's assets, and any assignment by an insolvent for the general benefit of the insolvent's creditors;

Interest Period with respect to any Eurodollar Loan shall mean the interest period applicable thereto the duration of which shall be three months;

Leverage Ratio shall have the meaning provided in Exhibit A;

Material means relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation) a material adverse effect on a consolidated basis for Borrower and its subsidiaries in accordance with GAAP;

Material Adverse Effect shall mean any or all of the following: (i) any material adverse effect on the business, operations, property, prospects, assets, liabilities or condition (financial or otherwise) of, when used with reference to Guarantor, each Borrower or Guarantor, together with its Subsidiaries, taken as a whole or when used with respect to either Borrower, that Borrower and its Subsidiaries taken as a whole, or when used with reference to any other person, such person and its Subsidiaries, taken as a whole, as the case may be; (ii) any material adverse effect on the ability of each Borrower or either Guarantor to perform its obligations under this Agreement, the Guaranties or any other Related Writing to which it is a party; (iii) any material adverse effect on the ability of each Borrower or either Guarantor to pay their liabilities and obligations as they mature or become due or (iv) any material adverse effect on the validity, effectiveness or enforceability, as against any Borrower, of this Agreement or any of the Related Writing to which it is a party or, as against Guarantor, of the Guaranty and/or of the Related Writing to which it is a party;

Maturity means the date on which the Subject Indebtedness (or portion thereof) in question is scheduled for payment in accordance with this Agreement (without the benefit of any grace period) EXCEPT that in the event of any acceleration of Maturity pursuant to section 5B, Maturity means the date as of which the Subject Indebtedness becomes immediately payable in full in accordance with section 5B;

Most Recent 3A.01(b) Financial Statements means Borrower's most recent financial statements that are referred to in subsection 3A.01(b);

ONC shall mean Oglebay Norton Company, an Ohio corporation, successor to Oglebay Norton Holdings Company, a Delaware corporation;

Pension Plan means a defined benefit plan (as defined in section 3(35) of ERISA) of Borrower and includes, without limitation, any such plan that is a multi-employer plan (as defined in section 3(37) of ERISA) applicable to any of Borrower's employees;

Receivable means a claim for money due or to become due, whether classified as an account, instrument, chattel paper, general intangible, incorporeal hereditament or otherwise, and any proceeds of the foregoing;

Regulation D shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

Related Writing means any note, mortgage, security agreement, other lien instrument, financial statement, audit report, notice, legal opinion, credit request, officer's certificate or other writing of any kind which is delivered to Bank and which is relevant in any manner to this Agreement or any Related Writing and includes, without limitation, the Subject Note and the other writings referred to in sections 3A and 4A;

Reportable Event has the meaning ascribed thereto by ERISA;

Seaworthiness Directives and Bulletins shall mean all regulations and requirements issued by the U.S. Coast Guard and in effect from time to time that are applicable to any vessel owned by Borrower;

SEC shall mean the Securities and Exchange Commission of any other similar or successor agency of the federal government administering the Securities Act of 1933, as amended;

Silver Point Financing Agreement shall mean that certain Financing Agreement among ONC, Borrower, the other direct and indirect wholly-owned subsidiaries of ONC, Silver Point Finance, LLC, as collateral agent, Wells Fargo Foothill, Inc., as administrative agent, and the other parties thereto, dated January 31, 2005 as amended by Amendment No. 1 to Financing Agreement, dated June 1, 2005;

Subject Indebtedness means, collectively, the principal of and interest on the Subject Loan and all other liabilities, if any, incurred by Borrower to Bank pursuant to this Agreement or any Related Writing;

Subject Loan means the loan obtained by Borrower pursuant to this Agreement;

Subject Note means the note executed and delivered by Borrower and being in the form and substance of Exhibit B with the blanks appropriately filled;

Subordinated , as applied to any liability of Borrower, means a liability which at the time in question is Subordinated (by written instrument in form and substance reasonably satisfactory to Bank) in favor of the prior payment in full of Borrower's Debt to Bank;

Subsidiary means a corporation or other business entity if shares constituting a majority of its outstanding capital stock (or other form of ownership) or constituting a majority of the voting power in any election of directors (or shares constituting both majorities) are (or upon the exercise of any outstanding warrants, options or other rights would be) owned directly or indirectly at the time in question by the corporation in question or another "Subsidiary" of that corporation or any combination of the foregoing;

Supplemental Schedule means the schedule incorporated into this Agreement as Exhibit A;

Wholly-Owned Subsidiary means a corporation or other business entity if shares constituting one hundred percent (100%) of its outstanding capital stock (or other form of ownership) or constituting one hundred percent (100%) of the voting power in any election of directors (or shares constituting both majorities) are (or upon the exercise of any outstanding warrants, options or other rights would be) owned directly or indirectly at the time in question by the corporation in question or another "Subsidiary" of that corporation or any combination of the foregoing;

the foregoing definitions shall be defined terms applicable to the respective plurals of the foregoing.

Address: North Point Tower 1001 Lakeside Ave. Cleveland, Ohio 44114 Facsimile: (216) 861-2398	ON MARINE SERVICES COMPANY (f/k/a Oglebay Norton Company) By: /s/ Julie A. Boland Printed Name: Julie A. Boland Title: VP Attest: /s/ R. Walk Title: Secretary
Address: North Point Tower 1001 Lakeside Ave. Cleveland, Ohio 44114 Facsimile: (216) 861-2398	OGLEBAY NORTON MARINE SERVICES COMPANY, L.L.C. By: /s/ Julie A. Boland Printed Name: Julie A. Boland Title: VP Attest: /s/ R. Walk Title: Secretary
Address: 1900 East Ninth Street Attn: Special Assets Cleveland, Ohio 44114-3484 Facsimile: (216) 222-3053	NATIONAL CITY BANK By: /s/ Michael P. McNeirney Printed Name: Michael P. McNeirney Title: Vice President

SUPPLEMENTAL SCHEDULE

EXHIBIT A

NEGATIVE COVENANTS, FINANCIAL COVENANTS AND RELATED DEFINITIONS UNDER SILVER POINT FINANCING AGREEMENT

Section 8.02 Negative Covenants.

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of Accounts) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens.

(b) Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c) Fundamental Changes; Dispositions. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that:

(i) any Loan Party and its Subsidiaries may (A) sell Inventory in the ordinary course of business, (B) dispose of obsolete or worn-out equipment or equipment no longer used in the ordinary course of business, (C) sell or otherwise dispose of other property or assets in an aggregate amount not less than the fair market value of such property or assets (in each case, for consideration comprised of at least 75% cash), provided that, if the fair market value of such property or assets so sold or otherwise so disposed of in one transaction or a series of related transactions exceeds $10,000,000, such sale or other disposition shall only be permitted if the Agents shall have received a fairness opinion, in form and substance reasonably satisfactory to the Agents and their respective counsel from a third party appraiser reasonably satisfactory to the Agents (such sales or dispositions permitted pursuant to this subclause (C), each a "Permitted Disposition" and collectively, the "Permitted Disposition"), (D) enter into licensing arrangements entered into in the ordinary course of business, and (E) sell or otherwise dispose of its properties or assets to any other Loan Party; provided that the Net Cash Proceeds of such Dispositions (w) in the case of clause (B) above, does not exceed $2,000,000 in the aggregate in any Fiscal Year, (x) in the case of clause (C) above, does not exceed $100,000,000 in the aggregate since the First Amendment Effective Date, (y) in all cases, are paid to the Administrative Agent for the benefit of the Lenders pursuant to the terms of Section 2.05(c), and (z) in the event that any Revolver Priority Collateral associated with the Mica Business is not sold in connection with any sale of the Mica Business, such Revolver Priority Collateral shall be deemed to be ineligible for Availability purposes by the Administrative Agent in its Permitted Discretion;

(ii) any Loan Party may be merged into another Loan Party, or may be consolidated with another Loan Party, so long as (A) if any Borrower is one of the parties to any such merger, a Borrower shall be the sole surviving entity of such merger, (B) no other provision of this Agreement would be violated thereby, (C) such Loan Party gives the Agents at least 15 days' prior written notice of such merger or consolidation, (E) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, and (E) the Agents' and the Lenders' rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation;

(iii) any Subsidiary that is not a Significant Subsidiary may wind-up its business and operations, liquidate or dissolve so long as (A) no other provision of this Agreement would be violated thereby, and (B) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction;

(iv) [Intentionally Omitted]; and

(v) the Borrowers may enter into Permitted Acquisitions.

(e) Loans, Advances, Investments, Etc. Make or commit or agree to make any loan, advance, guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing, except for:

(i) investments existing on the date hereof, as set forth on Schedule 8.02(e) hereto, but not any increase in the amount thereof (other than accretion in value) as set forth in such Schedule or any other modification of the terms thereof,

(ii) loans and advances to any Loan Party,

(iii) Permitted Investments, provided that (A) the Collateral Agent has a first priority perfected Lien in such Permitted Investments, and (B) if at the time any Permitted Investment is made, there are outstanding Revolving Loans, then the aggregate initial value of any Permitted Investment may not exceed $1,000,000.

(iv) Hedging Agreements entered into in the ordinary course of business and not for speculative purposes,

(v) loans and advances to employees of the Loan Parties in the ordinary course of business and not exceeding in the aggregate amount at any one time outstanding $500,000,

(vi) investments received in connection with an Insolvency Proceeding of any supplier, customer or other Person having an obligation in favor of any Loan Party as a result of a settlement of delinquent obligations of, or other disputes with, such customer, supplier or such other Person arising in the ordinary course of business,

(vii) (A) investments not constituting loans or advances by any Loan Party in any other Loan Party and (B) investments constituting loans or advances by any Borrower in any other Borrower, provided that, such loans or advances shall be evidenced by a promissory note, in form and substance satisfactory to Collateral Agent, which shall be pledged and delivered to the Collateral Agent (together with an allonge duly executed in blank by the obligee on such note) and the Indebtedness evidenced by such promissory note shall be expressly subject to Section 12.06 of this Agreement;

(viii) investments permitted under clause (f) of the definition of "Permitted Indebtedness",

(ix) investments in deposit accounts in the ordinary course of business,

(x) security deposits required by utility companies or other Persons in a similar line of business made in the ordinary course of business,

(xi) investments in an aggregate amount not in excess of $1,000,000 maintained at Key Bank National Association in connection with the deposit accounts maintained with, and the cash management services provided by, Key Bank National Association, and

(xii) Permitted Acquisitions.

(f) Lease Obligations. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any real or personal property under leases or agreements to lease other than (A) Capitalized Lease Obligations which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Effective Date owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed the amounts set forth in subsection (g) of this Section 8.02, and (B) Operating Lease Obligations which would not cause the aggregate annual payments of all Operating Lease Obligations (I) with respect to leases entered into after Effective Date owing by all Loan Parties and their Subsidiaries to exceed $7,500,000 in any Fiscal Year and (II) with respect to leases whether entered into before or after the Effective Date owing by all Loan Parties and their Subsidiaries to exceed $18,500,000 at any time outstanding.

(g) Capital Expenditures. For each Fiscal Year set forth below, make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all such Capital Expenditures arising from purchases made or Capitalized Leases entered into by the Loan Parties and their Subsidiaries in such Fiscal Year to exceed the exceed the amount set forth below corresponding to such Fiscal Year:

Fiscal Year	Amount
Fiscal Year 2005 and each Fiscal Year thereafter	$22,500,000

; provided, that (i) if at the end of any Fiscal Year set forth above, the amount specified above for Capital Expenditures during such Fiscal Year exceeds the aggregate amount of Capital Expenditures actually made or incurred by the Borrowers or any of their Subsidiaries on a consolidated basis during such Fiscal Year (the amount of such excess being referred to herein as the "Excess Amount"), the Loan Parties shall be entitled to make additional Capital Expenditures in any succeeding Fiscal Year in an aggregate amount equal to the lesser of (A) 50% of such Excess Amount and (B) $3,000,000 and (ii) Capital Expenditures made pursuant to this Section 8.02(g) during any Fiscal Year shall be deemed made first, in respect of amounts permitted for such Fiscal Year as provided above (without giving effect to amounts carried over from any prior Fiscal Year pursuant to clause (i) above) and second, in respect of the Excess Amount carried over from any prior Fiscal Year pursuant to clause (i) above. If at the end of any Fiscal Year set forth above, the Consolidated EBITDA of the Parent and its Subsidiaries for the immediately preceding twelve month period ended on the last day of such Fiscal Year exceeds the Projected Consolidated EBITDA of the Parent and its Subsidiaries for the immediately preceding twelve month period ended on the last day of such Fiscal Year (the amount of such excess being referred to herein as the "EBITDA Excess Amount"), then the Loan Parties shall be entitled to make additional Capital Expenditures in the next succeeding Fiscal Year in an aggregate amount equal to the lesser of (x) 25% of such EBITDA Excess Amount and (y) $3,000,000, provided that, notwithstanding the foregoing, Capital Expenditures made pursuant to this Section 8.02(g) during any Fiscal Year shall be deemed made first, in respect of amounts permitted for such Fiscal Year as provided above (without giving effect to (I) amounts carried over from any prior Fiscal Year pursuant to clause (i) above or (II) any increases in the amounts specified above in respect of the EBITDA Excess Amount), second, in respect of the Excess Amount carried over from any prior Fiscal Year pursuant to clause (i) above, and third, in respect of the EBITDA Excess Amount for such Fiscal Year.

SECTION 8.03 FINANCIAL COVENANTS.

(a) Consolidated EBITDA. Permit Consolidated EBITDA of the Parent and its Subsidiaries for each period of four (4) consecutive fiscal quarters of the Parent and its Subsidiaries for which the last quarter ends on a date set forth below to be less than the applicable amount set forth opposite such date:

Fiscal Quarter End	Consolidated EBITDA
March 31, 2005	$47,000,000
June 30, 2005	$47,500,000
September 30, 2005	$48,000,000
December 31, 2005	$48,500,000
March 31, 2006	$48,500,000
June 30, 2006	$49,500,000
September 30, 2006	$51,000,000
December 31, 2006	$51,500,000
March 31, 2007	$51,500,000
June 30, 2007	$53,000,000
September 30, 2007	$54,000,000
December 31, 2007	$55,000,000
March 31, 2008	$55,000,000
June 30, 2008	$56,000,000
September 30, 2008	$57,500,000
December 31, 2008 and each fiscal quarter thereafter	$58,000,000

* * *

(c) Minimum Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries for each period of four (4) consecutive fiscal quarters of the Parent and its Subsidiaries for which the last quarter ends on a date set forth below to be less than the ratio set forth opposite such date:

Fiscal Quarter End	Ratio
March 31, 2005	1.50 to 1.00
June 30, 2005	1.60 to 1.00
September 30, 2005	1.55 to 1.00
December 31, 2005	1.45 to 1.00
March 31, 2006	1.50 to 1.00
June 30, 2006	1.55 to 1.00
September 30, 2006	1.60 to 1.00
December 31, 2006	1.65 to 1.00
March 31, 2007	1.70 to 1.00
June 30, 2007	1.75 to 1.00
September 30, 2007	1.45 to 1.00
December 31, 2007	1.50 to 1.00
March 31, 2008	1.55 to 1.00
June 30, 2008	1.50 to 1.00
September 30, 2008, and each fiscal quarter thereafter	1.90 to 1.00

(d) Leverage Ratio. Permit the Leverage Ratio of the Parent and its Subsidiaries as of the end of each period of four (4) consecutive fiscal quarters for which the last quarter ends on a date set forth below to be greater than the applicable ratio opposite such date:

Fiscal Quarter End	Ratio
June 30, 2005	5.75 to 1.00
September 30, 2005	5.75 to 1.00
December 31, 2005	5.50 to 1.00
March 31, 2006	5.50 to 1.00
June 30, 2006	5.75 to 1.00
September 30, 2006	5.50 to 1.00
December 31, 2006	5.25 to 1.00
March 31, 2007	5.35 to 1.00
June 30, 2007	5.40 to 1.00
September 30, 2007	4.85 to 1.00
December 31, 2007	4.60 to 1.00
March 31, 2008	4.90 to 1.00
June 30, 2008	4.90 to 1.00
September 30, 2008	4.50 to 1.00
December 31, 2008, and each fiscal quarter thereafter	4.50 to 1.00

DEFINITIONS:

Capitalized terms used below and not otherwise defined are used as such terms are defined in the Silver Point Financing Agreement. The definitions listed below are provided for convenience only and reference is made to the Silver Point Financing Agreement for a complete list of defined terms under such agreement. Solely for the purpose of Exhibit A, the following terms shall have the meanings ascribed thereto.

"Account" means an "account" (as such term is defined in Article 9 of the Uniform Commercial Code), and any and all supporting obligations in respect thereof.

"Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Loan Party or assumed in connection with a Permitted Acquisition of assets or Capital Stock of such Person, which Indebtedness was not incurred in connection with, or in anticipation of, such Permitted Acquisition.

"Administrative Agent" means Wells Fargo Foothill, Inc., a California corporation, as administrative agent for the Lenders.

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an "Affiliate" of any Loan Party.

"Agents" means collectively, the Administrative Agent and the Collateral Agent.

"Agreement" means the Silver Point Financing Agreement.

"Applicable Prepayment Premium" means, as of any date of determination, (i) with respect to Revolving Loans, an amount equal to zero, (ii) with respect to the Term Loan A, an amount equal to (a) during the period of time from and after the First Amendment Effective Date up to the date that is the first anniversary of the First Amendment Effective Date, 1.0% times the portion of the Term Loan A that is prepaid, and (b) at all times thereafter, zero, and (iii) with respect to the Term Loan B, an amount equal to (a) during the period of time from and after the First Amendment Effective Date up to the date that is the first anniversary of the First Amendment Effective Date, 3.0% times the portion of the Term Loan B that is prepaid, (b) during the period of time from and after the date that is the first anniversary of the First Amendment Effective Date up to the date that is the second anniversary of the First Amendment Effective Date, 2.0% times the portion of the Term Loan B that is prepaid, (c) during the period of time from and after the date that is the second anniversary of the First Amendment Effective Date up to the date that is the third anniversary of the Effective Date, 1.0% times the portion of the Term Loan B that is prepaid, and (d) at all times thereafter, zero.

"As-Extracted Collateral" means any "as-extracted collateral," as such term is defined in the UCC, now owned or hereafter acquired by any Loan Party or in which any Loan Party now has or hereafter acquires any rights and wherever located.

"Asset Acquisition" means any purchase or other acquisition by a Borrower of all or substantially all of the assets of any other Person or any line of business or division of such Person.

"Availability" means, at any time, an amount equal to (i) the lesser of (A) the Borrowing Base and (B) the Total Revolving Credit Commitment, minus (ii) such reserves (without duplication of any other reserves instituted pursuant to this Agreement) as the Administrative Agent may impose in the exercise of its Permitted Discretion, provided that, the Administrative Agent shall provide prompt subsequent notice after imposing any such reserves, provided further that, the failure to timely provide such notice shall not affect the validity of the imposition of such reserve.

"Banking Services" means each and any of the following bank services provided by any Agent or any Lender or any of their respective Affiliates: (a) commercial credit cards, (b) stored value cards, and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

"Banking Services Obligations" means any and all obligations of any Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

"Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. Section 101, et seq.), as amended, and any successor statute.

"Borrowers" means collectively Oglebay Norton Company, an Ohio corporation, Erie Navigation Company, a Pennsylvania corporation, Erie Sand and Gravel Company, a Pennsylvania corporation, Erie Sand Steamship Co., a Delaware corporation, Global Stone Chemstone Corporation, a Delaware corporation, Global Stone Filler Products, Inc., a Delaware corporation, Global Stone James River, Inc., a Delaware corporation, Global Stone PenRoc LP, a Pennsylvania limited partnership, Global Stone Portage, LLC, an Indiana limited partnership, Global Stone St. Clair Inc., a Delaware corporation, Global Stone Tenn Luttrell Company, a Delaware corporation, Michigan Limestone Operations, Inc., a Michigan corporation, Mountfort Terminal, Ltd., a Pennsylvania corporation, Oglebay Norton Industrial Sands, Inc., a California corporation, Oglebay Norton Marine Services Company, L.L.C., a Delaware limited liability company, Oglebay Norton Specialty Minerals, Inc., an Ohio corporation, Oglebay Norton Terminals, Inc., an Ohio corporation, and Texas Mining, LP, a Delaware limited partnership.

"Capital Expenditures" means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in "property, plant and equipment" or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period; provided, that the term "Capital Expenditure" shall not include (a) expenditures made in connection with the replacement, substitution or restoration of assets or the purchase of any other assets used or useful in the business of such Person (i) to the extent permitted by this Agreement to be financed from insurance proceeds paid on account of the loss of or damage to the assets of any such Person or its Subsidiaries, (ii) to the extent made with Disposition Reinvestment Proceeds, or (iii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets of any such Person or its Subsidiaries, and (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

"Capitalized Lease" means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (i) required under GAAP to be capitalized on the balance sheet of such Person or (ii) a transaction of a type commonly known as a "synthetic lease" (i.e., a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

"Capitalized Lease Obligations" means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

"Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, options, warrants, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, in each case, whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

"Cash Management Accounts" means those bank accounts of each Loan Party identified as such on Schedule 7.01(u) of the Agreement, and any other bank accounts designated as such from time to time by Administrative Borrower with the prior written consent of the Administrative Agent.

"Chapter 11 Cases" means, the case commenced by the Borrowers and Guarantors under Chapter 11 of Title 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware.

"Collateral" means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

"Collateral Agent" means Silver Point Finance, LLC, a Delaware limited liability company, as collateral agent and syndication agent for the Lenders and as lead arranger.

"Concentration Account" means Account Number 359681132783 maintained by the Loan Parties at KeyBank National Association or such other bank account(s) as the Administrative Borrower (with the prior written consent of the Administrative Agent) may designate from time to time, into which cash received in the Cash Management Accounts is wired as provided in Section 9.01 of the Agreement.

"Confirmation Order" means the order of the Bankruptcy Court with respect to the Borrowers and the Guarantors confirming the Plan of Reorganization entered November 17, 2004 by the Bankruptcy Court in the Chapter 11 Cases.

"Consolidated EBITDA" means, with respect to any Person for any period, the sum of (a) the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination thereof (without duplication) (i) (A) any extraordinary or non-recurring non-cash gains or non-cash losses, (B) any extraordinary or non-recurring cash gains in an aggregate amount not to exceed $4,000,000, (C) any extraordinary or non-recurring cash losses in an aggregate amount not to exceed $2,000,000, or (D) gains or losses from Dispositions, (ii) non-cash restructuring charges and cash restructuring charges related to professional and advisory fees in connection with the Chapter 11 Cases, the transactions contemplated by this Agreement, the Plan of Reorganization and the Confirmation Order, and (iii) effects of discontinued operations and (b) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period to the extent deducted in clause (a) above with respect to such Person and its Subsidiaries for such period: (i) interest expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) non-cash depletion, (vi) non-cash accretion, (vii) non-cash expenses arising from the grant of stock options and other management compensation, and (viii) non-cash charges arising solely from the implementation of fresh start accounting by the Parent and its Subsidiaries in connection with their emergence from the Chapter 11 Cases, in the case of clauses (b)(i) through (b)(viii) above, as determined on a consolidated basis. For the avoidance of doubt, any Specified Legislation Payment shall be deemed an expense for purposes of the income statement in the calculation of net income (loss) of such Person and its Subsidiaries.

"Contingent Obligation" means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include (x) customary indemnification obligations which are (I) provided in the ordinary course to the directors, officers, employees, agents, independent contractors or service providers of the Parent or any of its Subsidiaries or (II) in connection with the sale or disposition of property, and (y) any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto, as determined by such Person in good faith.

"Default" means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

"Disposition" means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the Consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any (a) sales of Inventory in the ordinary course of business on ordinary business terms and (b) exchanges of Permitted Investments for other Permitted Investments.

"Disposition Reinvestment Proceeds" has the meaning specified therefor in Section 2.05(c)(viii).

"Effective Date" has the meaning specified therefor in Section 6.01 of the Agreement. (Such date is January 31, 2005)

"Event of Default" means any of the events set forth in Section 10.01 of the Agreement.

"Excess Availability" means, at any time, the difference between (i) Availability and (ii) the sum of (A) the aggregate outstanding principal amount of all Revolving Loans, and (B) the then outstanding Letter of Credit Obligations.

"First Amendment" means Amendment No. 1 to Financing Agreement, dated as of June 1, 2005, among the Loan Parties, the Agents and the Lenders

"First Amendment Effective Date" means the date on which the First Amendment shall become effective in accordance with its terms."

"Fiscal Year" means the fiscal year of the Parent and its Subsidiaries ending on December 31 of each year.

"Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of (i) Consolidated EBITDA of such Person and its Subsidiaries for such period, to (ii) the sum of (A) all principal of Indebtedness of such Person and its Subsidiaries scheduled to be paid or prepaid during such period to the extent there is an equivalent permanent reduction in the commitments thereunder, plus (B) interest expense paid or payable in cash by such Person and its Subsidiaries for such period, plus (C) income taxes paid or payable by such Person and its Subsidiaries during such period, plus (D) cash dividends or distributions paid by such Person and its Subsidiaries (other than, in the case of any Loan Party, dividends or distributions paid by such Loan Party to any other Loan Party) during such period, plus (E) MLO Payments made by such Person and its Subsidiaries during such period. In determining the Fixed Charge Coverage Ratio for a particular period pro forma effect will be given to: (1) the incurrence, repayment or retirement of any Indebtedness by such Person and its Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired on the first day of such period and (2) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any property or assets acquired or disposed of by such Person and its Subsidiaries since the first day of such period, as if such acquisition or disposition occurred on the first day of such period.

"GAAP" means shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the financial statements.

"Governmental Authority" means any nation or government, any federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government applicable to the assets or operations of any Loan Party.

"Hedging Agreement" means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

"Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person or borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services, including earn-outs (other than (x) trade payables or other accounts payable incurred in the ordinary course of such Person's business and not outstanding for more than 60 days past the original due date, and (y) up to $2,500,000 of trade payables or other accounts payable incurred in the ordinary course of such Person's business and outstanding for more than 60 days past the original due date (including such amounts in dispute)); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (v) the principal portion of all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all net obligations and liabilities, calculated in accordance with accepted practice, of such Person under Hedging Agreements; (viii) all Contingent Obligations; and (ix) all obligations referred to in clauses (i) through (viii) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable for such Indebtedness.

"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

"Inventory" means "inventory" (as such term is defined in Article 9 of the Uniform Commercial Code).

"KeyBank Intercreditor Agreement" means the Intercreditor Agreement, dated as of the Effective Date, among KeyBank National Association, Collateral Agent and Administrative Agent, as such agreement may be amended, restated or otherwise modified from time to time in accordance with the terms thereof.

"L/C Issuer" means Wells Fargo, or such other bank as the Administrative Agent may select in its sole and absolute discretion after consulting with the Administrative Borrower.

"Lease" means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

"Lenders" means the lenders from time to time party hereto.

"Letter of Credit Accommodations" has the meaning specified therefor in Section 3.01(a) of the Agreement.

"Letter of Credit Guaranty" means one or more guaranties, indemnities, participations or arrangements by the Administrative Agent in favor of the L/C Issuer pursuant to which the Administrative Agent guarantees or otherwise is liable for the Borrowers' obligations to the L/C Issuer or guarantees or relates to the Borrowers' obligations to the L/C Issuer under a reimbursement agreement, Letter of Credit Application or other document in respect of any Letter of Credit Accommodation.

"Letter of Credit Obligations" means, at any time and without duplication, the sum of (i) the Reimbursement Obligations at such time, plus (ii) all amounts for which the Administrative Agent may be liable with respect to Letter of Credit Accommodations outstanding at such time, plus (iii) all amounts for which the Administrative Agent may be liable to the L/C Issuer pursuant to any Letter of Credit Guaranty.

"Leverage Ratio means, with respect to any Person for any period, the ratio of (i) the sum of (without duplication) (A) all indebtedness of such Person and its Subsidiaries for borrowed money, (B) all obligations of such Person and its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made, (C) the principal portion of all Capitalized Lease Obligations of such Person and its Subsidiaries, (D) all Contingent Obligations of such Person and its Subsidiaries (to the extent relating to indebtedness or obligations of the types referred to in clauses (A), (B), or (C) above), and (E) all obligations referred to in clauses (A) through (D) of this clause (i) of another Person secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations on the last day of such period to (ii) Consolidated EBITDA of such Person and its Subsidiaries for such period. In determining the Leverage Ratio the indebtedness and obligations of the type referred to in clause (i) above of any Person shall include the indebtedness and obligations of any partnership of or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable for such indebtedness and obligations.

"Lien" means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

"Loan Document" means this Agreement, any Guaranty, any Security Agreement, any Pledge Agreement, any Mortgage, the Contribution Agreement, any First Preferred Ship Mortgage, any Second Preferred Ship Mortgage, any Cash Management Agreement, any Concentration Account Agreement, the KeyBank Intercreditor Agreement, the Fee Letter, any promissory notes made by the Borrowers in favor of any Lender, any Letter of Credit Application and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan, any Letter of Credit Obligation or any other Obligation.

"Loan Party" means any Borrower and any Guarantor.

"MLO Amendment" means the Amendment No. 1 to the MLO Contract, dated on or about the date hereof, by and among the Parent, Johnson Mining Inc., The Cary Mining Company Inc., Michigan Minerals Associates, Inc. and Michigan Limestone Operations, Inc.

"MLO Contract" means the Interest Purchase Agreement, dated as of April 14, 2000, by and among the Parent and Johnson Mining Inc., The Cary Mining Company Inc., Michigan Minerals Associates, Inc. and Michigan Limestone Operations Limited Partnership, as the same may have been amended or modified on or prior to the Effective Date, and as amended by the MLO Amendment and as further amended or otherwise modified in accordance with the terms hereof.

"Mica Business" means the Loan Parties' mica mining and processing business.

"Net Cash Proceeds" means, (i) with respect to any Disposition by any Person or any of its Subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (A) the amount of any Indebtedness secured by any Lien permitted by Section 8.02(a) of the Agreement on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (B) expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (C) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, (D) net income taxes to be paid or reasonably expected to be paid in connection with such Disposition (after taking into account any tax credits or deductions directly arising from or as a result of such Disposition and any tax sharing arrangements), and (E) any reserves for adjustments in respect of the sale price of such assets and for future liabilities established in accordance with GAAP and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or the sale or issuance by any Person or any of its Subsidiaries of any shares of its Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (A) expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (B) transfer taxes paid by such Person or such Subsidiary in connection therewith and (C) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in the case of each of clauses (i) and (ii) above, to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

"Obligations" means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 10.01 of the Agreement, which arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letter of Credit Accommodations, or any other document made, delivered or given in connection herewith or therewith. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation to pay principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), the Applicable Prepayment Premium, charges, reasonable expenses, fees (including any fees that, but for the provisions of the Bankruptcy Code, would have accrued), attorneys' fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may, in accordance with the terms of this Agreement, elect to pay or advance on behalf of such Person and (c) all Banking Services Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals, replacements, substitutions and supplements thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

"Operating Lease Obligations" means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

"Parent" means collectively Oglebay Norton Company, an Ohio corporation.

"Permitted Acquisition" means an Acquisition consummated by a Borrower, provided that each of the following conditions are satisfied:

(a) no Default or Event of Default shall exist immediately prior to or shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(b) (i) the assets being acquired are useful in the business of the Borrowers and are located within the United States or, subject to Section 8.02(w) of the Agreement, Canada and/or Mexico, or (ii) the Person whose Capital Stock is being acquired is engaged in the same line of business of the Borrowers and is organized within the United States, as applicable;

(c) the Parent has provided the Agents with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis, created by adding the historical combined financial statements of the Parent (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition (adjusted to eliminate expense items that would not have been incurred and include income items that would have been recognized, in each case, if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually agreed upon by the Parent and the Agents), the Parent and its Subsidiaries would have been in compliance with the financial covenants set forth in Section 8.03 of the Agreement for the 12 months ending as of the fiscal quarter of Parent ended immediately prior to the proposed date of consummation of such proposed Acquisition for which there are available financial statements;

(d) in the case of an Asset Acquisition, the assets are being acquired by a Borrower, and the applicable Borrower shall have executed and delivered or authorized, as applicable, any and all security agreements, financing statements, fixture filings, and other documentation reasonably requested by the Collateral Agent in order to include the newly acquired assets within the collateral hypothecated under the Loan Documents;

(e) in the case of a Stock Acquisition, (i) the Capital Stock is being acquired in such Acquisition directly by a Borrower, (ii) the relevant Borrower shall have executed and delivered a pledge agreement with respect to the Capital Stock being acquired and shall have delivered to the Collateral Agent possession of the original Capital Stock certificates representing all of the issued and outstanding shares of Capital Stock of such acquired Person, together with stock powers with respect thereto endorsed in blank, and (iii) the relevant Borrower shall have caused such acquired Person to execute and deliver a joinder to either this Agreement as a Borrower or a Guarantor and/or a Guaranty (in the sole discretion of Collateral Agent) in order to make such Person a party hereto or thereto, together with any and all security agreements, financing statements, fixture filings, and other documentation reasonably requested by any Agent in order to cause such acquired Person to be obligated with respect to the Obligations and to include the assets of the acquired Person within the collateral hypothecated under the Loan Documents;

(f) any Indebtedness or Liens assumed in connection with such Acquisition constitute Permitted Indebtedness or Permitted Liens, respectively, and (i) no additional Indebtedness or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of the Parent and its Subsidiaries after giving effect to such Acquisition, and (ii) if any property is subject to any Lien that is not a Permitted Lien, then concurrently with such Acquisition such Lien shall be released;

(g) such Acquisition shall be consensual and shall have been approved by the board of directors of the Person whose Capital Stock or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Capital Stock by, or proxy contest initiated by, the Parent or any of its Subsidiaries;

(h) the Parent shall have delivered (i) projections for the Person whose Capital Stock or assets are proposed to be acquired, and (ii) updated pro forma Projections for the Parent and its Subsidiaries evidencing compliance on a pro forma basis with Section 8.03 hereof for the 12 calendar months following the date of such Acquisition (on a quarter-by-quarter basis), in form and content reasonably acceptable to the Agents;

(i) Borrowers shall have Excess Availability that equals or exceeds $10,000,000, both immediately prior to and immediately after giving effect to such Acquisition;

(j) the Collateral Agent shall be satisfied that all actions necessary to perfect Collateral Agent's Liens in the assets or Capital Stock being purchased in connection with such Acquisition have been taken;

(k) the Parent shall have provided each Agent with prior written notice (which notice shall not be less than 15 days prior to the closing date of such Acquisition and which notice shall include, without limitation, a reasonably detailed description of such Acquisition) of such Acquisition, together with copies of all financial information, financial analysis, documentation and other information and documentation relating to such acquisition as any Agent shall reasonably request;

(l) on or prior to the date of such Acquisition, each Agent shall have received copies of the acquisition agreement, related contracts and instruments and all opinions, certificates, lien search results and other documents reasonably requested by any Agent, which shall be reasonably satisfactory to each Agent;

(m) prior to or concurrently with the closing of such Acquisition, an Authorized Officer, the Assistant Treasurer or the Vice President of Finance and Accounting of the Parent shall have delivered to each Agent a certificate as to each of the items set for in the foregoing clauses (a), (b), (c), (h), and (i); and

(n) the Purchase Price for all Permitted Acquisitions shall not exceed $25,000,000 in the aggregate.

"Permitted Discretion" means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) credit judgment.

"Permitted Dispositions" has the meaning set forth in Section 8.02(c)(i)(C) of the Agreement.

"Permitted Indebtedness" means:

(a) any Indebtedness owing to any Agent and any Lender under this Agreement and/or the other Loan Documents;

(b) any Indebtedness set forth on Schedule 8.02(b) to the Agreement and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (i) after giving effect to such extension, refinancing or modification, the principal amount of, and the rate of interest applicable to, such Indebtedness is not greater than the principal amount of, and the rate of interest applicable to, the Indebtedness outstanding immediately prior to such extension, refinancing or modification, (ii) such extension, refinancing or modification is otherwise pursuant to terms (other than immaterial terms) that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness being extended, refinanced or modified, and (iii) the obligors obligated under such Indebtedness were obligated under the Indebtedness being extended, refinanced or modified;

(c) Indebtedness evidenced by Capitalized Lease Obligations entered into after the Effective Date in order to finance Capital Expenditures made by the Loan Parties in accordance with the provisions of Section 8.02(g) of the Agreement, which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $25,000,000 at any time outstanding;

(d) Indebtedness secured by a Lien permitted by clause (e) of the definition of "Permitted Liens";

(e) Indebtedness permitted under Section 8.02(e) of the Agreement;

(f) Indebtedness of any Loan Party to another Loan Party;

(g) unsecured Indebtedness under any Hedging Agreement of any Loan Party entered into in the ordinary course of business and not for speculative purposes;

(h) Indebtedness of any Loan Party in connection with the financing of insurance premiums incurred in the ordinary course of business;

(i) other unsecured Indebtedness of the Loan Parties in an aggregate principal amount outstanding at any time not exceeding $1,000,000;

(j) Indebtedness of any Loan Party pursuant to its obligations under the MLO Contract;

(k) Indebtedness arising under the Vessel Term Loan;

(l) Indebtedness (excluding Indebtedness for borrowed money) not to exceed $6,000,000 in the aggregate outstanding at any time incurred in connection with the maintenance of deposit accounts with, and the provision of cash management services by, KeyBank National Association in the ordinary course of business;

(m) (i) Indebtedness in respect of performance and surety bonds incurred in the ordinary course of business and consistent with past practice to the extent such Indebtedness is fully supported by a Letter of Credit Accommodation, and (ii) in addition to that provided in subclause (i) of this clause (m), Indebtedness not to exceed $3,000,000 in the aggregate outstanding at any time in respect of performance and surety bonds incurred in the ordinary course of business and consistent with past practice;

(n) Acquired Indebtedness incurred in connection with Permitted Acquisitions in an aggregate principal amount for all Permitted Acquisitions not to exceed $10,000,000; and

(o) Permitted Vessel Financing Indebtedness.

"Permitted Investments" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody's or A-1 by Standard & Poor's; (iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof, (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (vi) tax exempt securities rated A or better by Moody's or A+ or better by Standard & Poor's.

"Permitted Liens" means:

(a) Liens securing the Obligations;

(b) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 8.01(c) of the Agreement;

(c) Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d) Liens existing on the Effective Date, (i) as described on Schedule 8.02(a) to the Agreement, but not the extension of coverage thereof to other property or the extension of maturity, refinancing or other modification of the terms thereof or the increase of the Indebtedness secured thereby and (ii) securing indebtedness in an amount not in excess of $1,000,000 in the aggregate;

(e) (i) purchase money Liens on equipment acquired or held by any Loan Party or any of its Subsidiaries after the Effective Date in the ordinary course of its business to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or (ii) Liens existing on such equipment at the time of its acquisition; provided, however, that (A) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries and (B) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed at any one time outstanding $5,000,000;

(f) deposits and pledges of cash securing (i) obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations, (iii) obligations on surety, appeal or reclamation bonds, but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business and secure obligations not past due, or (iv) obligations to any utility company or other Person in a similar line of business made in the ordinary course of business and securing obligations not past due;

(g) (i) easements, zoning restrictions and similar encumbrances on real property, irregularities in the title thereto and other matters of record or revealed in the commitments for title insurance provided to the Collateral Agent or its counsel prior to the Effective Date, so long as the foregoing do not (x) secure obligations for the payment of money or (y) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person's business, (ii) Liens of landlords arising under real property leases of any Loan Party or any of its Subsidiaries to the extent such Liens arise in the ordinary course of business and do not secure any past due obligation for the payment of money, or (iii) with respect to Leases where any Loan Party or any of its Subsidiaries is a tenant, any Liens on the landlords' interests in the real property or such Leases;

(h) Liens securing Indebtedness permitted by subsection (c) of the definition of Permitted Indebtedness;

(i) Liens securing Acquired Indebtedness that is permitted pursuant to clause (n) of the definition of Permitted Indebtedness so long as such Liens attach only to the property so acquired and do not extend to or cover any other property of any Loan Party or any of its Subsidiaries;

(j) Liens on the Vessels known as "David Z. Norton" and "Wolverine" in order to secure the Indebtedness arising under the Vessel Term Loan;

(k) Liens on unearned insurance premiums and returned insurance premiums securing the Indebtedness incurred in connection with the financing of insurance premiums permitted by clause (h) of the definition of "Permitted Indebtedness";

(l) Liens in favor of KeyBank National Association securing Indebtedness permitted by clause (l) of the definition of "Permitted Indebtedness" in an aggregate amount not exceeding $5,000,000 at any time outstanding, provided that such Liens are subject to the KeyBank Intercreditor Agreement;

(m) Liens in favor of KeyBank National Association on the investments permitted under Section 8.02(e)(xi) of the Agreement, provided that such Liens are on investments in an aggregate principal amount (and excluding any accretion in value or interest) not exceeding $1,000,000 at any time outstanding; and

(n) the filing of UCC financing statements in connection with the sale by a Loan Party of Accounts permitted to be sold under this Agreement, which financing statements name the purchaser of such Accounts as the secured party.

"Permitted Vessel Financing Indebtedness" means Indebtedness of a Loan Party that owns one or more Vessels incurred in connection with a financing arrangement made by a Person to such Loan Party, provided that (a) the amount of Indebtedness extended or committed to be extended pursuant to such financing arrangement shall not exceed 75% of the appraised value of such Vessel or Vessels, which appraised value shall be determined based upon the most recent appraisal of such Vessel or Vessels delivered to the Agents, which appraisal shall be in form and substance satisfactory to the Agents and shall be performed by an independent appraiser reasonably satisfactory to the Agents, (b) such Indebtedness may be secured only by a Lien on such Vessel or Vessels subject to such financing arrangement (and the proceeds thereof) and such Lien shall not extend to or cover any other property of any Loan Party or any of its Subsidiaries, and (c) all of the Net Cash Proceeds from such financing arrangement shall be applied to the prepayment of the Term Loans in accordance with Section 2.05(c)(vi) and Section 2.05(d)(iv).

"Person" means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

"Post-Default As-Extracted Collateral" shall mean, all As-Extracted Collateral which is extracted on and after the date which is five (5) Business Days after the Agents have received a written notice from the Required Term A Lenders that (A) an Event of Default has occurred and is continuing and (B) the Term Loan A has been accelerated or is otherwise due.

"Post-Default Collateral" shall mean (i) all Post-Default As-Extracted Collateral and (ii) all Accounts, Inventory and Revolving Loan Intangibles evidencing or arising from Post-Default As-Extracted Collateral and all Proceeds of each of the foregoing.

"Proceeds" means (a) all "proceeds" (as defined in Article 9 of the Uniform Commercial Code) with respect to the Collateral and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

"Projected Consolidated EBITDA" means the Consolidated EBITDA of the Parent and its Subsidiaries at the end of each Fiscal Year as set forth on Schedule 8.02(g) of the Agreement.

"Purchase Price" means, with respect to any Permitted Acquisition, an amount equal to the sum of (i) the aggregate consideration, whether cash, property or securities (including, without limitation, the fair market value of any Capital Stock of any Loan Party issued in connection with such Permitted Acquisition), paid or delivered by a Loan Party in connection with such Permitted Acquisition, plus (ii) the aggregate amount of all Acquired Indebtedness assumed in connection with such Permitted Acquisition.

"Revolving Loan" means a loan made by a Lender to the Borrowers pursuant to Section 2.01(a)(i) of the Agreement.

"Revolving Loan Intangibles" means any of any Borrower's or any of any Loan Party's now owned or hereafter acquired contracts, contract rights, licenses, customer lists and other general intangibles relating to the Accounts, the Inventory and As-Extracted Collateral, including, without limitation, contract rights which evidence or support Accounts, choses in action or causes of actions or claims arising out of Accounts or with respect to Inventory or As-Extracted Collateral, federal, state, provincial and local sales or value added tax (including, without limitation, goods and service tax) refund claims of any kind, agreements or arrangements with sales agents, distributors or the like and/or consignees, warehouses or other third persons in possession of any of the Inventory, As-Extracted Collateral, the Cash Management Accounts and Concentration Accounts (except to the extent of identifiable Term Priority Collateral Proceeds), letters of credit and letter of credit rights supporting payment of any Accounts or other obligations included within the Revolver Priority Collateral, documents which evidence rights to Inventory, instruments evidencing payment of any Accounts or other obligation included in the other Revolver Priority Collateral and guaranty or warranty claims with respect to Accounts or Inventory.

"Revolving Loan Records" means, to the extent relating to the other Revolver Priority Collateral or any account debtor or other person obligated on or in connection with any of the Accounts, all of each Borrower's and all of each other Loan Party's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrowers and the other Loan Parties with respect to the foregoing maintained with or by any other person).

"Revolver Priority Collateral" means (a) Inventory, (b) As-Extracted Collateral, (c) Accounts that arise from the sale, leasing, licensing, assignment or other disposition of Inventory or As-Extracted Collateral or the rendition of services, (d) Revolving Loan Intangibles, (e) Revolving Loan Records, and (f) all Proceeds and products (whether tangible or intangible) of the foregoing, including Proceeds of insurance covering any or all of the foregoing, in each case to the extent they relate to clauses (a) through (e) above, provided, that, Revolver Priority Collateral shall not include Post-Default Collateral.

"Significant Subsidiary" means each Subsidiary of the Parent (other than Marine Services Company) that:

(a) accounted for at least 5% of consolidated revenues of the Parent and its Subsidiaries or 5% of consolidated earnings of the Parent and its Subsidiaries before interest and taxes, in each case for the fiscal quarter of the Parent ending on the last day of the last fiscal quarter of the Parent immediately preceding the date as of which any such determination is made; or

(b) has assets which represent at least 5% of the consolidated assets of the Parent and its Subsidiaries as at the last day of the last fiscal quarter of the Parent immediately preceding the date as of which any such determination is made.

"Specified Legislation" means the proposed Senate Bill 852, known as the Fairness in Asbestos Injury Resolution (FAIR) Act of 2005, or any other similar statute or legislation that obligates the Parent or any of its Subsidiaries to make a cash payment as designated by such statute or legislation in respect of its asbestos exposure.

"Stock Acquisition" means the purchase or other acquisition by a Borrower of all of the Capital Stock (by merger, stock purchase or otherwise) of any other Person.

"Subsidiary" means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

"Term Priority Collateral" means all Collateral other than Revolver Priority Collateral.

"Uniform Commercial Code" means Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York.

"Vessels" means each of the vessels listed on Schedule V-1 hereto and each other Vessel owned by any Borrower, in each case together with all engines, boilers, machinery, masts, anchors, cables, rigging, tackle, apparel, furniture, boats, chains, equipment and all other appurtenances to such vessels whether aboard or removed from such vessels, together with any and all additions, improvements and/or replacements which may hereafter be made to, on or in such vessels or any part thereof.

"Vessel Term Loan" means the loan made pursuant to the Vessel Term Loan Agreement.

"Vessel Term Loan Agreement" means, collectively, (a) the Credit Agreement, dated as of July 14, 1997, by and among ON Marine Services Co. and Marine Services, as borrowers, and National City Bank, as lenders and (b) all security agreements and instruments related to the document identified in clause (a), in each case, as the same may have been amended or modified on or prior to the Effective Date and as amended or otherwise modified from time to time in accordance with the terms hereof.

EXHIBIT B

AMENDED AND RESTATED NOTE

$________________ Cleveland, Ohio, July ___, 2005

FOR VALUE RECEIVED, the undersigned, ON MARINE SERVICES COMPANY (formerly known as Oglebay Norton Company), a Delaware corporation, and OGLEBAY NORTON MARINE SERVICES COMPANY, LLC, an Ohio limited liability company, jointly and severally promise to pay to the order of NATIONAL CITY BANK, at the payee's main office in Cleveland, Ohio, the principal sum of ___________________________________________ _______________________________________________ payable in semi-annual installments of interest and principal commencing on July 15, 2005 and continuing on each January 15 and July 15 thereafter, with the principal hereof being paid in accordance with the amortization schedule attached as Exhibit C to the Credit Agreement (as hereinafter defined). This Note shall bear interest at the rates and at the times provided in subsections 2.01 and 2.04 of the Credit Agreement (as hereinafter defined).

This Note is issued pursuant to a certain Amended and Restated Credit Agreement between the undersigned and the payee, dated as of July ___, 2005, and as from time to time hereafter further amended and supplemented in accordance with the provisions thereof, by and between the payee and the undersigned, which contains provisions for the acceleration of Maturity of this Note upon the happening of certain events and for certain rights of the undersigned to prepay this Note.

This Note replaces the Amended Note dated as of September 30, 2001 (the "Prior Note"), executed by undersigned in favor of the payee pursuant to the terms of the Credit Agreement. This Note evidences the same indebtedness evidenced by the Prior Note. The execution of this Note in no way represents the satisfaction, repayment, novation or cancellation of all or any part of the indebtedness represented by the Prior Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed as of the day and year first above written.

Address: ON MARINE SERVICES COMPANY

North Point Tower

1001 Lakeside Ave.

Cleveland, Ohio 44114 By:

Title:

OGLEBAY NORTON MARINE

SERVICES COMPANY, L.L.C.

By:

Title:

EXHIBIT C
Payment Due Date	Principal Amount Due
July 15, 2005	$920,000.00
January 15, 2006 July 15, 2006	$994,500.00 $994,500.00
January 15, 2007 July 15, 2007	$1,055,000.00 The remaining outstanding principal balance as of the date thereof